Exhibit 23.1

To Whom It May Concern:

We consent to the incorporation by reference in this Registration Statement of BIO-key International, Inc. (the “Company”) on Form S-1 of our report dated April 23, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of the Company as of and for the years ended December 31, 2023 and December 31, 2024 appearing in the Annual Report on Form 10-K of BIO-Key International, Inc. for the year ended December 31, 2024.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas, Nevada

November 21, 2025

9555 S. Eastern Ave., Suite 280, Las Vegas, NV 89123 ● 702.703.5979 ● www.bushandassociatescpas.com